EXHIBIT 99.1

American Energy Production Inc.
Announces Letter of Intent and Operating Agreement

MINERAL WELLS, TX--(Newswire)—August 6, 2009 -- American Energy Production Inc. (OTC BB:AENP.OB - News) announced today that it has executed a non-binding Letter of Intent (“LOI”) for acquisition of Dorado Gold, LLC and Master Petroleum, LLC, both California limited liability companies (together “Dorado”).  Dorado owns 100% of certain placer gold mining claims, land and equipment (the “Joint Properties”) 25 miles north of Weaverville, California.  Additionally, AENP and Dorado executed a 120 day Operating Agreement to jointly participate in the exploration, evaluation, development and mining of gold and other minerals within the Joint Properties (“Joint Venture”).  AENP will bear 100% of all expenses during operations of the Joint Venture and AENP and Dorado will each receive fifty percent (50%) of product or revenues after expenses. AENP will manage the Joint Venture.  The acquisition of Dorado by AENP is subject to AENP’s sole evaluation of the results after the 120 day Joint Venture period is completed.

Charles Bitters, President of American Energy Production Inc., stated, "We are excited about the Dorado Gold opportunity and the potential to provide AENP the ability to diversify its Energy Operations in this very tough economic climate.  AENP believes this working gold mining operation will be a hedge against the economy if potential double digit inflation occurs in the next year or so as many economists are predicting.  These gold mines will also help offset the depressed price of oil and natural gas until these commodities recover in the near future.”

This gold mining operation has two major gold claims.  Dorado owns forty acres of gold claims, land and minerals in fee and Master Petroleum owns 160 acres of BLM Gold claims.   These gold claims are working placer gold mining operations with all heavy earth moving equipment and a processing plant ready to commence as soon as AENP begins operations.

Three weeks ago Charles Bitters, President of AENP and Joe Christopher, President of Oil America Group made a trip to California to survey the gold mining properties and evaluate the gold operations and determined that the gold mines have outstanding potential.

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" and are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties, as well as other uncontrollable or unknown factors could cause actual results to materially differ from the result, performance, or expectations expressed or implied by such forward-looking statements.

Contact:

     Contact:
     American Energy Production Inc.
     Charles Bitters
     940-445-0698
     http://www.americanenergyproduction.com
     or
     Oil America Group Inc.
     Joe Christopher
     972-386-0601
     Jchristopher@oilamericagroup.com